Exhibit 10.2

THIRD AMENDMENT TO
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PACIFIC OFFICE PROPERTIES, L.P.

As of September 25, 2009, the undersigned, being the sole general partner of Pacific Office Properties, L.P. (the “Partnership”), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, and pursuant to the terms of that certain Amended and Restated Agreement of Limited Partnership, dated March 19, 2008, as amended (the “Partnership Agreement”), does hereby amend the Partnership Agreement as follows:

Capitalized terms used but not defined in this Third Amendment shall have the same meanings that are ascribed to them in the Partnership Agreement.

1. Amendment to Section 1 of the Partnership Agreement.  The definitions of “LP Direction Votes”, “Proportionate Voting Preferred Stock” and “Voting Direction Provision” included in Section 1 of the Partnership Agreement are hereby deleted.

2. Amendment to Section 7.1.1(f) of the Partnership Agreement.  Section 7.1.1(f) of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“(f)
the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, the Advisor’s other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;”

3. Amendment to Section 8.5.1 of the Partnership Agreement.  Section 8.5.1 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“8.5.1 On the fifth anniversary of the issuance of the Class A Convertible Preferred Units (but not prior to nor following such date (provided that a Notice of Redemption may be delivered prior to such fifth anniversary)), if a Qualified Public Offering has been consummated on or at any time prior to such fifth anniversary, subject to Section 11.6.3, a Qualifying Party, but no other Limited Partner or Assignee, shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem (a “Redemption”) all or a portion of the Class A Convertible Preferred Units held by such Qualifying Party (such Class A Convertible Preferred Units being hereafter referred to as “Tendered Units”) in exchange for any of the following, selected by the Independent Directors in their sole discretion, payable on the Specified Redemption Date: (A) the Redemption Cash Amount; (B) the Redemption Common Unit Amount; or (C) the Redemption Preferred Unit Amount. For purposes of this Section 8.5.1, “Redemption Cash Amount” means an amount equal to the product of (x) the sum of (i) the Class A Convertible Preferred Unit Liquidation Preference Amount, plus (ii) all accumulated and all declared but unpaid distributions relating to a Class A Convertible Preferred Unit, multiplied by (y) the number of Tendered Units, payable in cash or pursuant to a promissory note maturing five (5) years from the date of issuance, at the sole and exclusive option of the Independent Directors, and having an interest rate at prevailing market terms (as determined in the sole discretion of the Independent Directors) and otherwise in a form acceptable to the Independent Directors. “Redemption Common Unit Amount” means the number of Common Units equal to the quotient of the Redemption Cash Amount divided by the Value of a Common Unit on the Specified Redemption Date. “Redemption Preferred Unit Amount” means the number of perpetual preferred units, each with a market distribution rate and with a liquidation preference equal to the Class A Convertible Preferred Unit Liquidation Preference Amount, equal to the sum of (A) the number of Tendered Units plus (B) a number equal to the quotient, rounded to the nearest whole number, of the aggregate amount of accrued and unpaid distributions on the Tendered Units, divided by the Class A Convertible Preferred Unit Liquidation Preference Amount.  All determinations of the Independent Directors pursuant to this Section 8.5.1 shall be made by a majority vote of such Independent Directors.”

4. Amendment to Section 8.5.5 of the Partnership Agreement.  Section 8.5.5 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“8.5.5 Notwithstanding anything to the contrary contained herein, with respect to any proposed Redemption under Section 8.5.2 above (but, for the avoidance of doubt, not with respect to any proposed Redemption under Section 8.5.1 above), on or before the close of business on the Cut-Off Date, the General Partner may, by majority vote of the Independent Directors in their sole and absolute discretion but subject to the Ownership Limit and the transfer restrictions and other limitations of the Articles of Incorporation, elect to acquire, up to 100% of the Tendered Units from the Tendering Party (the percentage elected to be acquired by the General Partner being referred to as the “Applicable Percentage”) in exchange for the REIT Consideration. It shall be a condition to the General Partner’s ability to deliver the REIT Consideration that any such consideration shall consist of Common Shares which shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. In making such election, the General Partner shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Qualifying Parties over another nor discriminates against a group or class of Qualifying Parties. If the General Partner, by majority vote of the Independent Directors, so elects, on the Specified Redemption Date the Tendering Party shall sell the Applicable Percentage of the Tendered Units to the General Partner in exchange for the REIT Consideration. The Tendering Party shall submit (i) such information, certification or affidavit as the General Partner may reasonably require in connection with the application of the Ownership Limit and any other restrictions and limitations imposed by the Articles of Incorporation on such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary in the view of the General Partner to effect compliance with the Securities Act and the application of the Code. In the event of a purchase of any Tendered Units by the General Partner pursuant to this Section 8.5.5, the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Tendering Party by the General Partner given on or before the close of business on the Cut-Off Date, that the General Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 8.5.5, the Partnership shall have no obligation to effect a Redemption of the Tendered Units as to which the notice by the General Partner relates. The REIT Consideration shall be delivered by the General Partner as duly authorized, validly issued, fully paid and non-assessable Common Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Articles of Incorporation, the Bylaws of the General Partner, the Securities Act and relevant state securities or “blue sky” laws. Neither any Tendering Party whose Tendered Units are acquired by the General Partner pursuant to this Section 8.5.5, any Partner nor any other interested Person shall have any right to require or cause the General Partner to register, qualify or list any Common Shares owned or held by such Person, whether or not such Common Shares are issued pursuant to this Section 8.5.5, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the General Partner and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such Common Shares and Rights for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. Common Shares issued upon an acquisition of the Tendered Units by the General Partner pursuant to this Section 8.5.5 may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the General Partner determines to be necessary or advisable in order to ensure compliance with such laws.”

5. Amendment to Section 8.5.8 of the Partnership Agreement.  Section 8.5.8 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“8.5.8 Notwithstanding anything to the contrary contained herein, in no event shall the General Partner be obligated to deliver cash in respect of any Redemption pursuant to Section 8.5.1 or Section 8.5.2 unless the General Partner so elects by a majority vote of the Independent Directors in their sole discretion.”

6. Amendment to Section 8.5.9(c) of the Partnership Agreement.  Section 8.5.9(c) of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“(c)
Each Tendering Party (a) may effect a Redemption only once in each fiscal quarter of a twelve-month period, unless otherwise permitted by a majority vote of the Independent Directors, in their sole and absolute discretion and (b) may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such Partnership distribution.”

7. Amendment to Section 14.2.3(g) of the Partnership Agreement.  To correct the cross-reference included therein, Section 14.2.3(g) of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“(g)	to issue additional Partnership Interests in accordance with Section 4.4.”

8. Issuance of Additional Partnership Interests.

(a) Pursuant to Section 4.4 of the Partnership Agreement, the General Partner has been issued, and the General Partner Interest has accordingly been increased by, (i) 30,300 Common Units, issued in connection with the issuance of a like number of Common Shares upon the vesting of awards to certain directors of the General Partner pursuant to the General Partner’s 2008 Directors’ Stock Plan (the “Plan”), and (ii) 789,095 Common Units, issued in connection with the issuance of a like number of Common Shares in exchange for certain outstanding Debt of the Partnership.

(b) Pursuant to Section 4.4 and Section 4.6.2 of the Partnership Agreement, in connection with the grant of an aggregate of 52,630 restricted stock units (“RSUs”) by the General Partner to certain directors of the General Partner (the “Grantees”) pursuant to the Plan, the General Partner has been issued 52,630 Restricted Common Units.  Such Restricted Common Units may not be sold, assigned, transferred, pledged, hypothecated, mortgaged, encumbered or disposed of by the General Partner, and the General Partner shall have no voting rights or other rights or obligations of a holder of Partnership Interests with respect to such Restricted Common Units.  The General Partner shall be entitled to receive distributions on such Restricted Common Units in an amount equal to, and subject to the same restrictions as, any cash dividends and the value of any property distributions paid or payable by the General Partner with respect to the RSUs.  Upon the vesting or forfeiture of any Grantee’s RSUs in accordance with the terms of such Grantee’s award, such number of Restricted Common Units equal to the number of RSUs granted to such Grantee pursuant to such award shall convert into, and the General Partner Interest will be accordingly increased by, such number of Common Units equal to the number of Common Shares, if any, issued to such Grantee upon such vesting or forfeiture.

9. Schedule of Partners.  Exhibit A to the Partnership Agreement is hereby deleted in its entirety and replaced by Exhibit A hereto which identifies the Partners following consummation of the transactions referred to in Section 8 hereof.  The General Partner shall amend Exhibit A from time to time to the extent necessary to reflect accurately the issuance, redemption or any other event having an effect on the ownership of Partnership Units.

10. Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

11. Ratification. Except as expressly modified by this Third Amendment, all of the provisions of the Partnership Agreement are affirmed and ratified and remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned has executed this Third Amendment as of the date first written above.

PACIFIC OFFICE PROPERTIES TRUST, INC., as sole general partner of the Partnership

By:	/s/ Lawrence J. Taff
Lawrence J. Taff
Chief Financial Officer

Exhibit A

	Common Units	Preferred Units	Restricted Common Units
Name and Address	(Percentage)	(Percentage)	(Percentage)
GENERAL PARTNER:

Pacific Office Properties Trust, Inc.	3,850,520	0	52,630
233 Wilshire Blvd., Suite 830
Santa Monica, CA 90401	21.22%	0%	100%

LIMITED PARTNERS:

POP Venture, LLC	13,576,165	4,545,300	0
841 Bishop Street
Honolulu, HI 96813	74.80%	100%	0%

Robert M. Irish	58,697	0	0
116 Spinnaker Court
Del Mar, CA 92014	0.32%	0%	0%

James M. Saivar	51,674	0	0
11260 El Camino Real #200
San Diego, CA 92130	0.28%	0%	0%

Robert F. Buie and Pamela I. Buie Family	414,468	0	0
Trust
P.O. Box 8365	2.28%	0%	0%
Rancho Santa Fe, CA 92067

John B. Campbell and Elvina Campbell,	198,263	0	0
Husband and Wife
P.O. Box 9064	1.09%	0%	0%
Rancho Santa Fe, CA 92067